                                                                     EXHIBIT 2.1

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                           Asyst Technologies, Inc.,
                           a California corporation;

                       PSTI Merger Sub Acquisition Corp.,
                            a Delaware corporation;

                     Progressive System Technologies, Inc.
                            a Texas corporation; and

              Advent International Investor II, Envirotech Fund I
                          and Global Private Equity II


                            Dated as of June 2, 1999


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                               TABLE OF CONTENTS
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

SECTION 1  DESCRIPTION OF TRANSACTION............................................................  1
     1.1   Merger of Merger Sub into the Company.................................................  1
     1.2   Effect of the Merger..................................................................  1
     1.3   Closing; Closing Date.................................................................  1
     1.4   Payment of Proceeds...................................................................  2
     1.5   Escrow................................................................................  2
     1.6   Employee Stock Options................................................................  3
     1.7   Closing of the Company's Transfer Books...............................................  3
     1.8   Exchange of Certificates..............................................................  3
     1.9   Dissenting Shares.....................................................................  4
     1.10  Articles of Incorporation and Bylaws; Directors and Officers..........................  5
     1.11  Tax Consequences......................................................................  5
     1.12  Accounting Treatment..................................................................  5
     1.13  Further Action........................................................................  5

SECTION 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
     THE SIGNING SHAREHOLDER.....................................................................  5
     2.1   Due Organization; No Subsidiaries; Etc................................................  6
     2.2   Articles of Incorporation and Bylaws; Records.........................................  6
     2.3   Capitalization, Etc...................................................................  7
     2.4   Financial Statements..................................................................  8
     2.5   Absence of Changes....................................................................  8
     2.6   Title to Assets....................................................................... 10
     2.7   Bank Accounts; Receivables............................................................ 10
     2.8   Proprietary Assets.................................................................... 11
     2.9   Contracts............................................................................. 12
     2.10  Liabilities........................................................................... 14
     2.11  Compliance with Legal Requirements.................................................... 14
     2.12  Governmental Authorizations........................................................... 14
     2.13  Tax Matters........................................................................... 15
     2.14  Employee and Labor Matters; Benefit Plans............................................. 16
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                                  (Continued)
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                                                                                                  PAGE

     2.15  Environmental Matters.................................................................  18
     2.16  Insurance.............................................................................  19
     2.17  Related Party Transactions............................................................  19
     2.18  Legal Proceedings; Orders.............................................................  19
     2.19  Authority; Binding Nature of Agreement................................................  20
     2.20  Non-Contravention; Consents...........................................................  20
     2.21  Full Disclosure.......................................................................  21
SECTION 3  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............................  21
     3.1   SEC Filings; Financial Statements.....................................................  21
     3.2   Authority; Binding Nature of Agreement................................................  22
     3.3   Valid Issuance........................................................................  22
     3.4   Absence of Changes....................................................................  22
     3.5   Non-Contravention; Consents...........................................................  22
SECTION 4  CERTAIN COVENANTS OF THE COMPANY AND THE SIGNING SHAREHOLDER..........................  22
     4.1   Access and Investigation..............................................................  22
     4.2   Operation of the Company's Business...................................................  23
     4.3   Notification; Updates to Disclosure Schedule..........................................  24
     4.4   No Negotiation........................................................................  25
SECTION 5  ADDITIONAL COVENANTS OF THE PARTIES...................................................  25
     5.1   Filings and Consents..................................................................  25
     5.2   Public Announcements..................................................................  26
     5.3   Pooling of Interests..................................................................  26
     5.4   Affiliate Agreements..................................................................  26
     5.5   Commercially Reasonable Efforts.......................................................  26
     5.6   Offer Letters and Noncompetition Agreements...........................................  26
     5.7   FIRPTA Matters........................................................................  26
     5.8   Release...............................................................................  26
     5.9   Termination of Employee Plans.........................................................  26
SECTION 6  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB..........................  27
     6.1   Accuracy of Representations...........................................................  27


                                       ii

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                               TABLE OF CONTENTS
                                  (Continued)
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
                                                                                                  PAGE

     6.2   Performance of Covenants..............................................................   27
     6.3   Shareholder Approval..................................................................   27
     6.4   Consents..............................................................................   27
     6.5   Balance Sheet Adjustment..............................................................   27
     6.6   Agreements and Documents..............................................................   27
     6.7   FIRPTA Compliance.....................................................................   28
     6.8   No Restraints.........................................................................   28
     6.9   No Legal Proceedings..................................................................   28
     6.10  Termination of Employee Plans.........................................................   28
     6.11  1998 Audit............................................................................   29
SECTION 7  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SIGNING SHAREHOLDER........   29
     7.1   Accuracy of Representations...........................................................   29
     7.2   Performance of Covenants..............................................................   29
     7.3   Legal Opinions........................................................................   29
     7.4   No Restraints.........................................................................   29
SECTION 8  TERMINATION...........................................................................   29
     8.1   Termination Events....................................................................   29
     8.2   Termination Procedures................................................................   30
     8.3   Effect of Termination.................................................................   30
SECTION 9  INDEMNIFICATION, ETC..................................................................   30
     9.1   Survival of Representations, Etc......................................................   30
     9.2   Indemnification by the Indemnitors....................................................   31
     9.3   Threshold.............................................................................   31
     9.4   Escrow Fund; Ceiling..................................................................   31
     9.5   Claim Procedure.......................................................................   32
     9.6   Objections to Claims..................................................................   32
     9.7   Resolution of Conflicts...............................................................   32
     9.8   Defense of Third Party Claims.........................................................   34
     9.9   Exercise of Remedies by Indemnitees Other Than Parent.................................   34

                                      iii

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                              TABLE OF CONTENTS
                                 (Continued)
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
SECTION 10  REGISTRATION OF THE PARENT COMMON STOCK; COMPLIANCE WITH THE SECURITIES ACT..........  34
     10.1   Definitions..........................................................................  34
     10.2   Registration Procedures and Expenses.................................................  35
     10.3   Indemnification......................................................................  36
     10.4   Reporting Requirements...............................................................  37
     10.5   Termination of Obligations...........................................................  38
     10.6   Assignability of Registration Rights.................................................  38
SECTION 11  MISCELLANEOUS PROVISIONS.............................................................  38
     11.1   Further Assurances...................................................................  38
     11.2   Fees and Expenses....................................................................  38
     11.3   Attorneys' Fees......................................................................  38
     11.4   Notices..............................................................................  38
     11.5   Confidentiality......................................................................  39
     11.6   Time of the Essence..................................................................  39
     11.7   Headings.............................................................................  39
     11.8   Counterparts.........................................................................  39
     11.9   Governing Law........................................................................  39
     11.10  Successors and Assigns...............................................................  40
     11.11  Remedies Cumulative; Specific Performance............................................  40
     11.12  Waiver...............................................................................  40
     11.13  Amendments...........................................................................  40
     11.14  Severability.........................................................................  40
     11.15  Parties in Interest..................................................................  40
     11.16  Entire Agreement.....................................................................  41
     11.17  Construction.........................................................................  41

      EXHIBITS

Exhibit A       -       Certain definitions

Exhibit B       -       Escrow Agreement

Exhibit C-1     -       Form of Affiliate Agreement

Exhibit C-2     -       Persons to execute Affiliate Agreements

Exhibit D       -       Persons to sign Offer Letters and Noncompetition
                        Agreements

Exhibit E       -       Form of Noncompetition Agreement

Exhibit F       -       Form of Release

Exhibit G       -       Form of legal opinions of Brobeck Phleger & Harrison
                        and Hutchins, Wheeler & Dittmer

Exhibit H       -       Form of legal opinion of Cooley Godward LLP

Exhibit 2.4     -       Financial Statements

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of June 2, 1999, by and among: ASYST TECHNOLOGIES, INC., a California corporation ("Parent"); PSTI MERGER SUB ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); PROGRESSIVE SYSTEM TECHNOLOGIES, INC., a Texas corporation (the "Company"); and ADVENT INTERNATIONAL INVESTORS II, ENVIROTECH FUND I AND GLOBAL PRIVATE EQUITY II (the "Signing Shareholder"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                   RECITALS

  A. Parent, Merger Sub, the Company and the Signing Shareholder intend to effect a merger (the "Merger") of Merger Sub into the Company in accordance with this Agreement and the Texas Business Corporation Act. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

  B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

  C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub, the Company and the Signing Shareholder.

                                   AGREEMENT

     The parties to this Agreement agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Date (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Texas Business Corporation Act.

     1.3 Closing; Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3000 El Camino Real, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on June 3, 1999, or at such other time or place as the parties may mutually agree (the date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date").

     1.4  Payment of Proceeds.

          (a) Subject to Sections 1.9(c) and 1.10, at the Closing Date, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

               (i) shares of Company Common Stock outstanding immediately prior to the Closing Date shall be converted into the right to receive the number of shares of the common stock (no par value) of Parent ("Parent Common Stock") as set forth on the attached Schedule 1.4(a);

              (ii) each share of Company Preferred Stock outstanding immediately prior to the Closing Date shall be converted into the right to receive the number of shares of Parent Common Stock as set forth on the attached
Schedule 1.4(a);

             (iii) each warrant to purchase shares of Company Common Stock ("Company Warrant") outstanding immediately prior to the Closing Date shall be terminated and converted into the right to receive the number of shares of Parent Common Stock as set forth on the attached Schedule 1.4(a); and

              (iv) each share of the common stock (with no par value) of Merger Sub outstanding immediately prior to the Closing Date shall be converted into one share of common stock of the Surviving Corporation.

          (b) In consideration for the cancellation of the subordinated debt of the Company plus interest with a principal amount of $3,000,000, Petra Capital shall be entitled to the right to receive 127,867 shares of Parent Common Stock.

          (c) In consideration for the cancellation of the bridge financing debt of the Company with a principal amount of $1,922,127, Advent International Corporation shall be entitled to receive 97,323 shares of Parent Common Stock as set forth on the attached Schedule 1.4(c).

          (d) If any shares of Company Common Stock outstanding immediately prior to the Closing Date are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

     1.5 Escrow. As more fully described in the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement"), and Escrow Fund (as defined in the Escrow Agreement) shall be established into which a portion of the Purchase Price shall be deposited at the Closing. The amount to be withheld from the Shareholders and contributed to the Escrow Fund shall be 50,000 shares of Parent Common Stock. The individual Shareholders shall contribute such amount on a pro rata basis based on their ownership of Parent Common Stock.

     1.6 Employee Stock Options. At the Closing Date, each stock option that is then outstanding under the Company's 1995 Stock Option/Issuance Plan or any other plan, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1995 Stock Option/Issuance Plan or any other plan, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1995 Stock Option/Issuance Plan or any other plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Closing Date, (a) each Company Option assumed by Parent may be exercised solely for shares Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be as set forth on the attached Schedule 1.6, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be as set forth on the attached Schedule 1.6, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Closing Date.

     1.7 Closing of the Company's Transfer Books. At the Closing Date, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Closing Date shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Closing Date. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Closing Date. If, after the Closing Date, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  Exchange of Certificates.

          (a) At or as soon as practicable after the Closing Date, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Closing Date, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this
Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, such fraction.

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  Dissenting Shares.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Closing Date, are or may become "dissenting shares" within the meaning of Texas Business Corporation Act shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.4 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Texas Business Corporation Act; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Closing Date or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.4 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

          (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Closing Date to require the Company to purchase shares of capital stock of the Company pursuant to Texas Business Corporation Act and of any other demand, notice or instrument delivered to the Company prior to the Closing Date pursuant to the Texas Business Corporation Act, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Closing Date with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.10  Articles of Incorporation and Bylaws; Directors and Officers.
Unless otherwise determined by Parent and the Company prior to the Closing Date:

          (a) the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Merger Sub except as amended by the Certificate of Merger filed with the Texas Secretary of State;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Closing Date to conform to the Bylaws of Merger Sub as in effect immediately prior to the Closing Date; and

          (c) the directors and officers of the Surviving Corporation immediately after the Closing Date shall be the current directors and officers of the Merger Sub.

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

     1.13 Further Action. If, at any time after the Closing Date, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SIGNING SHAREHOLDER

     The Company and the Signing Shareholder represents and warrants, to and for the benefit of the Indemnitees, as follows except as set forth in the Disclosure
Schedule:

     2.1  Due Organization; No Subsidiaries; Etc.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Private Corporation."

          (c) The Company is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

          (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and
     (iii) the names and titles of the Company's officers.

          (e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

     2.3  Capitalization, Etc.

          (a) Prior to the Closing Date, the authorized capital stock of the Company consists of: (i) 25,000,000 shares of Common Stock, $.0001 par value, of which 11,609,711 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Preferred Stock, $.01 par value, all of which have been designated "Series A Preferred Stock," of which 4,504,505 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

          (b) The Company has reserved 1,810,944 shares of Company Common Stock for issuance under its 1995 Stock Option/Issuance Plan, of which options to purchase 1,005,700 shares are outstanding as of the date of this Agreement, and 902,701 shares of Company Common Stock for issuance pursuant to Company Warrants. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option and Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and Company Warrant and the number of shares of Company Common Stock which are immediately exercisable; (iii) the date on which such Company Option and Company Warrant was granted and the term of such Company Option and Company Warrant; (iv) the vesting schedule for such Company Option and Company Warrant; (v) the exercise price per share of Company Common Stock purchasable under such Company Option and Company Warrant; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company and the Signing Shareholder, condition or circumstance existing as of the Closing Date that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock and Series A Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     2.4  Financial Statements.

          (a) The Company has delivered to Parent the financial statements and notes attached hereto as Exhibit 2.4 (collectively, the "Company Financial Statements"):

              (i) The audited balance sheets of the Company as of December 31, 1998 and 1997, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the report and opinion of Ernst & Young LLP relating thereto; and

             (ii) the unaudited balance sheet of the Company as of March 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the three months then ended.

          (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments).

     2.5  Absence of Changes. Since March 31, 1999:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities except, in each case, as expressly authorized by this Agreement;

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 1995 Stock Option/Issuance Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since March 31, 1999, exceeds $10,000;

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract in each case except in the ordinary course of business;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (p)  the Company has not made any Tax election;

          (q)  the Company has not commenced or settled any Legal Proceeding;

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

          (b) The Company has good title to all assets that are material to the business of the Company and that are being leased or licensed to the Company.

          (c) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business substantially in the manner in which such business is currently being conducted.

          (d) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.7  Bank Accounts; Receivables.

          (a) Part 2.7(a) of the Disclosure Schedule identifies each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of March 31, 1999. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 1999 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of the allowance for doubtful accounts set forth in the Unaudited Interim Balance Sheet).

     2.8  Proprietary Assets.

          (a) Part 2.8(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a list of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.8(a)(ii) of the Disclosure
Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.8(a)(iii) of the Disclosure
Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000). The Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.8(a)(i) and 2.8(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.8(a)(iii) of the Disclosure Schedule. The Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has taken commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. The Company has not (other than pursuant to license agreements identified in Part 2.9 of the Disclosure Schedule) disclosed or delivered to any Person (i) the source code of any Company Proprietary Asset, or (ii) the object code of any Company Proprietary Asset.

          (c) Except for any Proprietary Assets licensed from Parent, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any communication to any Named Officers or any written notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the knowledge of the Company and the Signing Shareholder, no other Person is infringing, misappropriating or making any unlawful use of any Company Proprietary Asset.

          (d) Each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any written claim by any customer or other Person alleging that any Company Proprietary Asset does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business substantially in the manner in which such business has been and is being conducted. The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f) All current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent, and all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

          (g) To the knowledge of the Company and the Signing Shareholder, each computer program and other item of software that is owned by the Company is Year 2000 Compliant. Each computer program and other item of software that has been designed, developed, sold, installed, licensed or otherwise made available by the Company to any Person is Year 2000 Compliant. As used in this Section 2.8, "Year 2000 Compliant" means, with respect to a computer program or other item of software (i) the functions, calculations, and other computing processes of the program or software perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed, whether before, on, or after January 1, 2000; (ii) the program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (iii) the program or software accepts, stores, displays and responds to date information in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; and (iv) leap years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

     2.9   Contracts.

          (a)  Part 2.9 of the Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

              (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

             (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

              (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

              (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

             (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

            (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

              (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.17);

               (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

              (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

             (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

            (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

     (Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered or made available to Parent accurate and complete copies of all written Contracts identified in Part 2.9 of the Disclosure Schedule, including all amendments thereto. Part 2.9 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.9 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company and the Signing Shareholder, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) The Company has not materially violated or breached, or committed any material default under, any Company Contract, and, to the knowledge of the Company and the Signing Shareholder, no other Person has materially violated or breached, or committed any material default under, any Company Contract;

          (d) To the knowledge of the Company and the Signing Shareholder, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, (A) result in a material violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract,
(C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

          (e) Since December 31, 1998, the Company has not received any oral communication to any Named Officers or any written notice regarding any violation or breach of, or default under, any Company Contract; and

          (f) The Company has not waived any of its material rights under any Material Contract.

          (g) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (h) The Contracts identified in Part 2.9 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     2.10 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since March 31, 1999 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.9 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.10 of the Disclosure Schedule.

     2.11 Compliance with Legal Requirements . The Company is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal

Requirements has not had and will not have a Material Adverse Effect on the Company. Since December 31, 1995, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.12 Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted. The Company is in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part
2.12 of the Disclosure Schedule. Since December 31, 1995, the Company has not received any notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.13 Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes, not yet due and payable. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns that are open to review by the Internal Revenue Service or other Governmental Body. The amount of the Company's liability for unpaid Taxes for all periods ending on or before March 31, 1999 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Unaudited Interim Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate exceed the amount of the current liability accruals for Taxes as such accruals are reflected on the Unaudited Interim Balance Sheet, as adjusted for operations and transactions in the ordinary course of business of the Company since the date of the Unaudited Interim Balance Sheet in accordance with past custom and practice.

          (b) The Company Financial Statements fully accrue all material actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from March 31, 1999 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d) No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.14 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.14(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

          (b) The Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company and the Signing Shareholder has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in

Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.14(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d) With respect to each Plan, the Company has delivered or made available to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

              (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for fiscal years 1996 and 1997;

             (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

              (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

              (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the best of the knowledge of the Company and the Signing Shareholder has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company and the Signing Shareholder, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

               (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

               (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

               (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

               (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

               (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor the Signing Shareholder is aware of any reason why any such determination letter should be revoked.

               (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

               (l) Part 2.14(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

               (m) Part 2.14(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

               (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

               (o) The Company has good labor relations, and none of the Company's current employees has given notice to the Named Officers that such employee intends to terminate his or her employment with the Company.

     2.15 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company and Signing Shareholder, there are no circumstances that may prevent or materially interfere with the Company's compliance with any Environmental Law in the future. To the knowledge of the Company and the Signing Shareholder, no current or prior owner of any property leased or controlled by the Company has received any written notice whether from a Government Body, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.16 Insurance. Part 2.16 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has made available to Parent accurate and complete copies of the insurance policies identified on Part 2.16 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.16 of the Disclosure Schedule is in full force and effect. Since December 31, 1995, the Company has not received any notice to a Named Officer or written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.17 Related Party Transactions. Since January 10, 1996, no Related Party has: (a) had any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) has been indebted to the Company; (c) has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving the Company; (d) has competed, directly or indirectly, with the Company; and (e) has any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this section, each of the following shall be deemed to be a "Related Party": (i) the Signing Shareholder; (ii) each individual who is, or who has been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.18 Legal Proceedings; Orders.

          (a) There is no pending Legal Proceeding, and, to the knowledge of the Company and the Signing Shareholder, no Person has overtly threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

          (b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company.

          (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.

     2.19 Authority; Binding Nature of Agreement. The Company and the Signing Shareholder have the right, power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by the Company and the Signing Shareholder of this Agreement have been duly authorized by all necessary action on the part of the Company and the Signing Shareholder and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of the Company and the Signing Shareholder, enforceable against the Company and the Signing Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.20 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

     The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.21  Full Disclosure.

          (a) This Agreement (including the Disclosure Schedule) does not (i) contain any representation, warranty that is false or misleading with respect to any material fact, or (ii) to the knowledge of the Company and the Signing Shareholder, omit to state any material fact necessary in order to make the representations and warranties contained and to be contained herein and therein (in the light of the circumstances under which such representations and warranties were or will be made or provided) not false or misleading.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company and the Signing Shareholder as follows:

     3.1  SEC Filings; Financial Statements.

          (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1998 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Closing Date, no material deficiencies have been asserted by the SEC with respect to the Parent SEC Documents.

          (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 Valid Issuance. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.4 Absence of Changes. Since March 31, 1999 there has not been any material adverse change in the Parent's or Merger Sub's business, condition, assets, liabilities, operations, financial performance or prospects, taken as a whole.

     3.5 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of Parent's or Merger Sub's articles of incorporation or bylaws, or (ii) any resolution adopted by Parent's shareholders, Parent's or Merger Sub's board of directors or any committee of Parent's or Merger Sub's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent or Merger Sub, is subject; or

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub that otherwise relates to Parent's or Merger Sub's business or to any of the assets owned or used by Parent;

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY AND THE SIGNING SHAREHOLDER

     4.1 Access and Investigation. During the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"), the Company and the Signing Shareholder shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2  Operation of the Company's Business.  During the Pre-Closing Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force all insurance policies identified in Part 2.16 of the Disclosure Schedule;

          (d) the Company shall cause its officers to cooperate with and inform Parent concerning the status of the Company's business;

          (e) except as provided herein, the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

          (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (g) except as provided herein, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its 1995 Stock Option/Issuance Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

          (h) neither the Company nor the Signing Shareholder shall amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $5,000 per month;

          (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

          (l) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except in the ordinary course of business;

          (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

          (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan (except that the Company will adopt the employee retention program referred to in Section 5.11), (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (iii) enter into any employment contract or (iv) hire any new employee whose aggregate annual compensation is expected to exceed $75,000;

          (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (p) the Company shall not make any Tax election;

          (q) the Company shall not commence or settle any material Legal Proceeding;

          (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

     4.3 Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company and the Signing Shareholder shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Signing Shareholder in this Agreement;

              (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or the Signing Shareholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

             (iii) any breach of any covenant or obligation of the Company or the Signing Shareholder; and

              (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Signing Shareholder in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4 No Negotiation. During the Pre-Closing Period, neither the Company nor the Signing Shareholder shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

     The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or the Signing Shareholder during the Pre-Closing Period.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

     5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2 Public Announcements. During the Pre-Closing Period, (a) no party shall (and no party shall permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party's prior written consent, and (b) each Party will use reasonable efforts to consult with the other party prior to issuing any press release or making any public statement regarding the Merger.

     5.3 Pooling of Interests. During the Pre-Closing Period, no party to this Agreement shall take any action that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

     5.4 Affiliate Agreements. The Company and the Signing Shareholder shall use all commercially reasonable efforts to cause each other Person identified on Exhibit C-2 to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit C-1.

     5.5 Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company and the Signing Shareholder shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.6 Offer Letters and Noncompetition Agreements. At or prior to the Closing, each of the persons identified on Exhibit D shall execute and deliver to the Parent the offer letter previously delivered by such employee by the Parent and a Noncompetition Agreement in the form of Exhibit E.

     5.7 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasure Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.8 Release. At the Closing, each of the shareholders of the Company shall execute and deliver to the Company a Release in the form of Exhibit F.

     5.9 Termination of Employee Plans. Prior to the Closing, the Company shall terminate its 401(k) Plan.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by the Company and the Signing Shareholder in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     6.2 Performance of Covenants. All of the covenants and obligations that the Company and the Signing Shareholder are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     6.3 Shareholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) 95% of the shares of Company Common Stock entitled to vote with respect thereto, and (b) 95% of the shares of Series A Preferred Stock entitled to vote with respect thereto.

     6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 Balance Sheet Adjustment. The Company shall have delivered the schedules required in Section 1.5 to the Parent three (3) days prior to the Closing Date.

     6.6 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit C-1, executed by the Persons identified on Exhibit C-2 and by any other Person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

          (b) Noncompetition Agreements in the form of Exhibit G, executed by the individuals identified on Exhibit D;

          (c) offer letters previously delivered by Parent and executed by the individuals listed on Exhibit D;

          (d) a Release in the form of Exhibit F, executed by the shareholders of the Company;

          (e) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

          (f) the Escrow Agreement substantially in the form of Exhibit B, executed by the Indemnitors;

          (g) a legal opinion of Hutchins, Wheeler & Dittmer and of Brobeck Phleger & Harrison each dated as of the Closing Date, in the form of Exhibit H;

          (h) a letter from Ernst & Young LLP, dated as of the Closing Date, confirming that no transaction entered into by the Company, and no other fact or circumstance relating to the Company, will prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (i) a certificate executed by the Chief Executive Officer of the Company and the Signing Shareholder certifying that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Closing Certificates"); and

          (j) written resignations of all directors of the Company, effective as of the Closing Date.

     6.7 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.7.

     6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.9 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.10 Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the effective termination of the benefit plans referred to in Section 5.9.

     6.11 1998 Audit. The Company shall have completed and delivered to Parent its audited financials at and for the year ended December 31, 1998.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SIGNING SHAREHOLDER

     The obligations of the Company and the Signing Shareholder to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     7.3 Legal Opinions. A legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit H; and

     7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8.  TERMINATION

     8.1  Termination Events.  This Agreement may be terminated prior to the
Closing:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or the Signing Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (c) by Parent if the Closing has not taken place on or before June 30, 1999 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (d) by the Company if the Closing has not taken place on or before June 30, 1999 (other than as a result of the failure on the part of the Company or the Signing Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

          (e) by the mutual consent of Parent, the Company and the Signing Shareholder.

     8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Company and the Signing Shareholder a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or
Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3   Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) the Company, the Signing Shareholder and Parent shall not be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10.

SECTION 9.   INDEMNIFICATION, ETC.

     9.1  Survival of Representations, Etc.

          (a) The representations and warranties made by the Company and the Signing Shareholder (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificates) shall survive the Closing and shall expire on the nine (9) month anniversary of the Closing Date; provided, however, that if, at any time prior to the nine (9) month anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Indemnitors and the Escrow Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the nine (9) month anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the nine (9) month anniversary of the Closing Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

          (b) The representations, warranties, covenants and obligations of the Company and the Signing Shareholder, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, unless such information is included in the Disclosure Schedule.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

     9.2  Indemnification by the Indemnitors.

          (a) From and after the Closing Date (but subject to Section 9.1(a)), the Indemnitors, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Closing Certificates (after giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company or the Signing Shareholder (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

          (b) The Company acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then

(without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     9.3  Threshold.

          (a) The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate. If the total amount of such Damages exceeds $50,000 then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such damages (and not merely the portion of such Damages exceeding $50,000).

     9.4  Escrow Fund; Ceiling.

          (a) Notwithstanding anything else herein, indemnification under this
Section 9 shall be satisfied solely from the Escrow Fund (described in Section 9.4(b) below). Except for any Damages from any fraud or intentional misrepresentation, indemnification under this Section 9 shall be the sole and exclusive remedy of the Indemnitees for any and all breaches of representations and warranties contained in Section 2 hereof.

          (b) Each Indemnitor, Parent, the Company and a banking institution selected by Parent as escrow agent ("Escrow Agent") shall enter into the Escrow Agreement (modified as requested by the Escrow Agent), under which, on the terms and conditions set forth therein, a portion of the amounts to be paid to the Indemnitors hereunder will be escrowed to pay amounts payable to Parent or the Company under this Section 9.

The Escrow Fund shall consist of the amount set forth in Section 1.6. The amount remaining in the Escrow Fund less the sum of any amounts payable from the Escrow Fund that are subject to a claim made by Parent or the Company under this
Section 9 not yet resolved shall be distributed to the shareholders of the Company on the nine (9) month anniversary of the Closing Date.

     9.5 Claim Procedure. Upon delivery to the Escrow Agent and the Indemnitors in accordance with Section 11.5 on or before the last day of the period set forth in Section 9.1(a) above of a certificate signed by any officer of Parent (an "Officer's Certificate")

          (a) stating that Parent or the Company has paid or properly accrued or reasonably anticipates that Parent or the Company will have to pay or accrue Damages in an aggregate stated amount, and stating that Parent or the Company is entitled to indemnity pursuant to this Agreement with respect to such amount, and

          (b) specifying the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability;

The Escrow Agent shall, subject to the provisions of Section 9.6 hereof, deliver to Parent as promptly as practicable, an amount from the Escrow Fund sufficient to fully indemnify Parent or the Company against such Damages.

     9.6  Objections to Claims.    At the time of delivery of any Officer's
Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Indemnitors and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of cash pursuant to Section
9.5 hereof unless the Escrow Agent shall have received written authorization from the Indemnitors to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of the amount requested in the Officer's Certificate in accordance with Section 9.5 hereof, provided that no such payment or delivery need be made if the Indemnitors who received a majority of the Parent Company Stock in the Merger shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Parent (with a copy to the Escrow Agent) prior to the expiration of such 30-day period.

     9.7  Resolution of Conflicts.

          (a) In case the Indemnitors who received a majority of the Parent Company stock in the Merger shall so object in writing to the indemnity of Parent or the Company in respect of any claim or claims made in any Officer's Certificate, the Indemnitors who received a majority of the Parent Company stock in the Merger and Parent (acting on its own behalf or on behalf of the Company) shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnitors who received a majority of the Parent Company stock in the Merger and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent who shall thereupon promptly pay the agreed upon amount of the claim to Parent.

          (b) If no such agreement can be reached after good faith negotiation, the claim shall be submitted to non-binding mediation under the rules then in effect under the American Arbitration Association, or such other forum as the parties may select. Each party shall have in attendance at such mediation persons who have actual authority to bind the party to any settlement reached. If the matter cannot be settled through mediation, then the claim shall be submitted to binding arbitration under the following rules:

               (i) Unless otherwise agreed by the parties, all such claims shall be decided in San Jose, California by a single arbitrator, acting under the Commercial Rules of the American Arbitration Association except as modified herein. Either party may initiate the arbitration following failure of mediation to resolve the issue by filing a demand for arbitration with the American Arbitration Association, and simultaneously delivering a copy of such demand to the other party.

              (ii) Unless the parties agree to a mutually acceptable arbitrator within thirty (30) days of a demand for arbitration, the arbitrator shall be selected by the American Arbitration Association.

             (iii) Unless otherwise agreed by the parties, the arbitrator shall be a business attorney in practice for at least 10 years, with substantial experience in the negotiating and drafting of business acquisition agreements.

              (iv) It is the intent of the parties that the arbitration be held in an efficient, economical and expeditious manner. Accordingly, the parties shall meet in a pre-hearing conference as promptly as practicable after selection of the arbitrator to establish the scope and extent of all discovery and the schedule of the arbitration. Discovery shall be limited to that necessary to resolve the disputed issues, in the judgment of the arbitrator. If any party wishes to take discovery, including document productions, interrogatories or depositions, a request to do so must be submitted to the arbitrator in accordance with the procedures determined at the pre-hearing conference. The arbitrator in his sole discretion may allow limited discovery, all of which must be completed within 20 business days of the arbitrator's directive unless extended for good cause by the arbitrator.

               (v) The arbitrator shall not be bound by rules of evidence or judicial procedures regarding the conduct of the hearing and shall be obligated to follow California substantive law.

              (vi) The arbitrator's authority shall be limited to determining whether the claim gives rise to a right to indemnification under the provisions of this Section 9 and, if so, the amount of Damages as to such claim. No other issue involving interpretation of this Agreement shall be submitted to the arbitrator without the consent of both parties.

             (vii) The decision of the arbitrator as to the validity and amount of Damages and the amounts in (c) below shall, subject to the above limitations, be binding and conclusive upon the parties of this Agreement. The arbitrator shall issue such decision, including a brief statement of the reasons for the award and the calculation of damages awarded, within 25 days after completion of the arbitration hearing and deliver such decision to the Escrow Agent.

          (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The non-prevailing party shall pay the reasonable expenses (including attorneys' fees) of the prevailing party and the arbitrator fees and administrative expenses associated with the arbitration (which expenses and fees, in the event the Parent is the prevailing party, shall constitute Damages to be satisfied solely from the Escrow Fund).

     9.8 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which the Company may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Company and;

          (b) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Indemnitors who received a majority of the Parent Company Stock; provided, however, that such consent shall not be unreasonably withheld.

     Parent shall give the Indemnitors prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Indemnitors shall not limit any of the obligations of the Company under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

        9.9 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10. REGISTRATION OF THE PARENT COMMON STOCK; COMPLIANCE WITH THE
            SECURITIES ACT.

       10.1 Definitions. As used in this Section 10 the following terms shall have the following respective meanings:

              (a) "Registrable Parent Common Stock" shall mean the Parent Common Stock issued pursuant to this Agreement;

              (b) "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 10.2; and

              (c) "Untrue Statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      10.2 Registration Procedures and Expenses Parent is obligated to do the following:

      Parent shall, within 75 days following the Closing Date:

             (a) prepare and file with the SEC a registration statement on Form S-3 in order to register with the SEC under the Securities Act a sale by the Shareholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act any or all of the Registrable Parent Common Stock through the automated quotation system of the Nasdaq National Market System or the facilities of any national securities exchange on which Parent's Common Stock is then traded, or in privately-negotiated transactions (a "Registration Statement") (notwithstanding anything to the contrary expressed or implied herein, if a registration statement on Form S-3, or any substitute form, is not then available for registration of the Registrable Parent Common Stock, Parent shall be obligated instead to prepare and file with the SEC a registration statement on Form S-1 in order to register the Registrable Parent Common Stock under the Securities Act and such registration statement will be a "Registration Statement" for the purposes of this Agreement);

            (b) use its best efforts, subject to receipt of necessary information from the Shareholders, to cause such Registration Statement to become effective as promptly after filing as practicable;

            (c) notify each Shareholder, at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in or relating to such Registration Statement contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading;

            (d) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until termination of such obligation as provided in Section 10.5 below;

            (e) furnish to each Shareholder such number of copies of prospectuses in conformity with the requirements of the Securities Act, in order to facilitate the public sale or other disposition of all or any of the Registrable Parent Common Stock by the Shareholders;

            (f) file such documents as may be required of Parent for normal securities law clearance for the resale of the Registrable Parent Common Stock in which states of the United States as may be reasonably requested by each Shareholder provided, however, that Parent shall not be required in connection with this paragraph (e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

            (g) use its best efforts to cause all Registrable Parent Common Stock to be listed on each securities exchange, if any, on which equity securities by Parent are then listed; and

            (h) bear all expenses in connection with the procedures in paragraphs (a) through (f) of this Section 10.2, other than (i) fees and expenses, if any, of counsel or other advisers to the Shareholders, and (ii) any expenses relating to the sale of the Registrable Parent Common Stock by the Shareholders, including broker's commission, discounts or fees and transfer taxes.

     10.3  Indemnification

           (a) Parent agrees to indemnify and hold harmless each Shareholder from and against any losses, claims, damages or liabilities to which such Shareholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement on the effective date of the Registration Statement, or arise out of any failure by Parent to fulfill any undertaking included in the Registration Statement and Parent will reimburse such Shareholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that

Parent shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an Untrue Statement made in such Registration Statement in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Shareholder specifically for use in preparation of the Registration Statement, or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Shareholder prior to the pertinent sale or sales by the Shareholder.

           (b) Each Shareholder, severally and not jointly, agrees to indemnify and hold harmless Parent (and each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act, each officer of Parent who signs the Registration Statement and each director of Parent) from and against any losses, claims, damages or liabilities to which Parent (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement contained in the Registration Statement on the effective date thereof if such Untrue Statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Shareholder specifically for use in preparation of the Registration Statement, and such Shareholder will reimburse Parent (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided that in no event shall any indemnity by a Shareholder under this Section 10.3 exceed the net proceeds received by such Shareholder from the sale of the Parent Common Stock covered by such Registration Statement.

          (c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 10.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

           (d) If the indemnification provided for in this Section 10.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Shareholder hereunder exceed the net proceeds received by such Shareholder from the sale of the Parent Common Stock covered by the Registration Statement.

     10.4  Reporting Requirements.

           (a)  Parent agrees to use its best efforts to:

                (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                (ii) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Securities Exchange Act of 1934; and

                (iii) so long as any of the Shareholders own Registrable Securities, to furnish to the Shareholders forthwith upon request (1) a written statement by Parent as to whether it complies with the reporting requirements of said Rule 144, the Securities Act and Securities Exchange Act of 1934, or whether it qualifies as a registrant whose securities may be resold pursuant to SEC Form S-3, (2) a copy of the most recent annual or quarterly report of

     Parent and such other reports and documents so filed by Parent, and (3) such other information as may be reasonably requested in availing the Shareholders of any rule or regulation of the SEC that would permit the selling of the Registrable Securities without registration.

     10.5  Termination of Obligations   The obligations of Parent pursuant to
Sections 10.2 through 10.5 hereof shall cease and terminate upon the earlier to occur of (i) such time as all of the Registrable Parent Common Stock have been resold, or (ii) such time as all of the Registrable Parent Common Stock may be sold during any 90 day period pursuant to Rule 144.

     10.6  Assignability of Registration Rights   The registration rights set
forth in this Section 10 are not assignable other than to an affiliate of a Shareholder.

SECTION 11.  MISCELLANEOUS PROVISIONS

     11.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     11.2 Fees and Expenses. Parent shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement,
(c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; provided, however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement in excess of an aggregate of $500,000) exceeds $50,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the Shareholders and not by Parent.

     11.3 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:  Asyst Technologies, Inc.
                         48761 Kato Road
                         Fremont, CA  94538
                         Attn:  Chief Financial Officer

          with a copy to:

                         Cooley Godward LLP
                         Five Palo Alto Square
                         3000 El Camino Real
                         Palo Alto, CA  94306
                         Attn:  James Kitch
          if to the Company:  Progressive System Technologies, Inc.
                              11000 N. MoPac, Suite 1000
                              Austin, TX  78759
                              Attn:  President

          if to the Signing
          Shareholder and
          the Indemnitors:    Advent International Corporation
                              75 State Street
                              Boston, MA  02109
                              Attn:  George Reichenbach

          with a copy to:

                              Hutchins, Wheeler & Dittmar
                              101 Federal Street
                              Boston, MA  02110
                              Attn:  Anthony Medaglia

     11.5 Confidentiality. Without limiting the generality of anything contained in Section 5.4, on and at all times after the Closing Date, the Signing Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in the Signing Shareholder's possession that relates to the business of the Company or Parent.

     11.6  Time of the Essence.  Time is of the essence of this Agreement.

     11.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     11.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     11.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Signing Shareholder and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: Parent; the Company, the Signing Shareholder, Merger Sub; the other Indemnitees (subject to Section 9.9); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     11.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     11.12   Waiver.

             (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

             (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     11.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     11.15  Parties in Interest.   Except for the provisions of Sections 1.4,
1.5, 1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     11.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     11.17  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (c) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered.

Asyst Technologies, Inc.                  Envirotech Investment Fund I
     a California corporation

     By:  /s/ Douglas J. McCutcheon       By:  /s/ Dennis R. Costello
          -------------------------           ----------------------

     Name: Douglas J. McCutcheon          Name:  Dennis R. Costello
           ---------------------                ------------------

     Title:  Senior Vice President, CFO   Title: Senior Vice President
             --------------------------         -----------------------


PSTI Merger Sub Acquisition Corp.,        Global Private Equity II
     a Delaware corporation

     By:  /s/ Douglas J. McCutcheon       By:  /s/ Dennis R. Costello
          -------------------------          ------------------------

     Name:  Douglas J. McCutcheon         Name:  Dennis R. Costello
            ---------------------              --------------------

     Title:  President                    Title: Senior Vice President
             ---------                           ---------------------


Progressive System Technologies, Inc.
a Texas corporation

     By:  /s/ James Macek
          ----------------------

     Name:  James Macek
            --------------------

     Title:  CEO
             -------------------



Advent International Investors II

     By:  /s/ Dennis R. Costello
          ------------------------

     Name:  Dennis R. Costello
            ----------------------

     Title:  Senior Vice President
             ---------------------

                                   Exhibit A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit B):

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is currently a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, liability, claim, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first

                                      1.

refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Indemnitees.  "Indemnitees" shall mean the following Persons:  (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholders shall not be deemed to be "Indemnitees" except in the case of indemnification by Parent pursuant to Section 10.3.

     Indemnitors. "Indemnitors" shall mean the following Persons: the Signing Shareholders, the Shareholders of the Company, and any other Person who receives Parent Company Stock pursuant to this Agreement.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on an entity if such violation or other matter would have a material adverse effect on such entity's business, condition, assets, liabilities, operations, financial performance or prospects, taken as a whole.

     Named Officers. "Named Officers" shall mean any Vice President of the Company, the Chief Financial Officer of the Company, the President of the Company, the Chief Executive Officer of the Company and the Chairman of the Board of the Company.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                  Exhibit C-2


     Persons to sign Affiliate Agreements


     Advent International Investors II

     Envirotech Investment Fund I

     Global Private Equity II

     Anthony DiNapoli

     Daniel Babbs

     Tim Ewald

     Sharon Foster

     John Van Strein

                                   Exhibit D

     Persons to sign Offer Letters


     Anthony DiNapoli

     Tim Ewald

     Daniel Babbs


     Persons to sign Noncompetition Agreements


     Jim Macek

     Jim Holliday

                                Schedule 1.4(A)

            COMPANY COMMON STOCKHOLDERS                          PARENT COMMON SHARES
                  Anthony DiNapoli                                      70,882
                  Maurice McCall                                          77
                  Joe McCall                                              39
                  Mike Kim                                                88
                  Rodney Muirhead                                         87
                  David Hensen                                           175
                                                   Total:               71,348

      PREFERRED STOCKHOLDERS & WARRANT HOLDERS                   PARENT COMMON SHARES
                 Advent International Investors LP                       183
                 Growth Capital Partners                                17,829
                 GPE II                                                122,288
                 Envirotech                                             41,856
                 Petra Capital                                           2,543
                                                   Total:              184,699

                                SCHEDULE 1.4(C)


                 NOTEHOLDERS                                  PARENT COMMON SHARES
                  Advent International Investors LP                    103
                  GPE II                                             72,429
                  Envirotech                                         24,791
                                            Total:                   97,323

                                  Schedule 1.6

       COMPANY COMMON STOCKHOLDERS                 PARENT COMMON SHARES                   EXERCISE PRICE
             Daniel Babbs                                 4,601
             Tim Ewald                                    4,601
             Sharon Foster                                4,601
             John Van Strein                              4,601
             Other holders                                 359
                                    Total:               18,763